Sub-Item 77I: Terms of New or Amended Securities

Pursuant to the Articles Supplementary for The Hartford Mutual Funds, Inc. (“Company”), effective August 6, 2008, The Board of Directors of the Company allocated additional Class Y shares to existing series of The Hartford Total Return Bond Fund, to allocate additional Class R4 shares to existing series of The Hartford Money Market Fund and to accommodate the creation of Class R3, R4 and R5 shares for The Hartford Target Retirement 2015 Fund, The Hartford Target Retirement 2025 Fund, The Hartford Target Retirement 2035 Fund, The Hartford Target Retirement 2040 Fund, The Hartford Target Retirement 2045 Fund and The Hartford Target Retirement 2050 Fund as new series of the Company.

Pursuant to the Articles Supplementary for the Company, effective November 25, 2008, The Board of Directors of the Company allocated additional shares to The Hartford Diversified International Fund, a new series of the Company, allocated Class I shares to existing series of The Hartford Capital Appreciation Fund and The Hartford Total Return Bond Fund and to allocate additional Class R4 shares to existing series of The Hartford Money Market Fund.

Pursuant to the Articles Supplementary for the Company, effective December 18, 2008, The Board of Directors of the Company Class I shares to existing series of The Hartford MidCap Fund.

Pursuant to the Articles Supplementary for The Hartford Mutual Funds, Inc. (“Company”), effective May 14, 2009, The Board of Directors of the Company allocated additional Class R3, R4 and R5 shares to existing series of The Hartford MidCap Fund and to allocate additional Class R4 shares to existing series of The Hartford Money Market Fund.